PRA Group Appoints Financial Services Leader to Board of Directors

NORFOLK, Va., December 29, 2015 -- PRA Group (Nasdaq: PRAA), a global leader in acquiring and collecting nonperforming loans, today announced that Lance L. Weaver has been appointed by the company's board of directors to serve as an independent director.

Weaver is an accomplished consumer financial services executive with nearly 40 years of experience across the consumer lending, mortgage and credit card asset classes. He has served as an advisor to financial services companies including VISA, Citigroup, Allied Properties and Apollo Capital, and was president, money cards for Virgin Money Holdings in the U.K. from 2013 to 2015.

Before holding these positions, Weaver was president of EMEA Card Services for Bank of America, with approximately $30 billion in assets across Europe, Canada and China. He had previously served on the senior management team of MBNA Corporation for 15 years, where he helped build MBNA into the largest independent credit card lender in the world when it was acquired by Bank of America in 2006. His prior experience includes executive leadership roles with Citigroup, Wells Fargo and Maryland National Bank.

“Lance Weaver’s deep experience in the financial services industry will be a strategically important addition to our board of directors,” said Steve Fredrickson, chairman and chief executive officer of PRA Group. “His expertise in consumer credit card lending and collections, combined with his international financial services experience, will be a valuable asset as PRA continues to identify areas of opportunity for global growth.”

Weaver earned a Bachelor of Arts degree in marketing from Georgetown University. He is a past member of the Georgetown University board of directors and board of trustees, and a past board chair of MasterCard.

About PRA Group

As a global leader in acquiring and collecting nonperforming loans, PRA Group (Nasdaq: PRAA) returns capital to banks and other creditors to help expand financial services for consumers in the Americas and Europe. PRA Group companies collaborate with customers to help them resolve their debt and provide a broad range of additional revenue and recovery services to business and government clients.

PRA has been recognized as one of Fortune's 100 Fastest-Growing Companies for three years and one of Forbes' Best Small Companies in America for eight consecutive years since 2007. For more information, please visit www.pragroup.com.

News Media Contact:
Nancy Porter
Vice President, Corporate Communications
(757) 431-7950
NAPorter@PRAGroup.com
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